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                                                                      Exhibit 21


Subsidiaries of Intermagnetics General Corporation
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APD Cryogenics Inc.
Intermagnetics General (Europe) Ltd.
Magstream Corporation (inactive)
Intermagnetics General Corporation Foreign Sales Corporation
InterCool Energy Corporation
IGC Medical Advances Inc.
IGC Polycold Systems Inc.